Exhibit 10.6

ASSET PURCHASE AND REVENUE SHARING AGREEMENT

THIS ASSET PURCHASE AND REVENUE SHARING AGREEMENT (the “Agreement”), dated as of August 23, 2013, is made by and between, Chefs Diet National Co., LLC, a Delaware limited liability company, (the “Buyer”) and eDiets.com, Inc., a Delaware corporation (the “Seller,” and together with the Buyer, the “Parties”).

WHEREAS, the Seller owns certain assets consisting of any and all research, sales, order, and demographic data, a customer data base of approximately 750,000 aggregate historical active and inactive customer/account(s) and lead based designations which are the intellectual property of and owned and managed by the Seller;

WHEREAS, the Buyer desires to acquire the assets listed on Exhibit A attached hereto (the “Assets”) and the Seller desires to sell the Assets; and

WHEREAS, the Buyer and the Seller have entered into a Letter of Intent pursuant to which the Buyer has made an initial deposit of $100,000 (“Initial Deposit”) into an escrow account opened for this purpose (“Escrow”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

SECTION 1.

ASSETS PURCHASED

1.1

The Seller agrees to sell to the Buyer and the Buyer agrees to purchase from the Seller, on the terms and conditions set forth in this Agreement, the Assets. The subscriber list, which forms part of the Assets, shall be delivered in computer readable form acceptable to the Buyer in the manner described in Exhibit A. All information, documents and other materials comprising the Assets shall be delivered to Buyer at the Closing at no further expenses to Buyer.

1.2

It is explicitly agreed that the Buyer will not assume any liabilities, obligations or commitments arising out of or relating to the Assets or the Seller’s business, of whatever kind or nature, whether contingent or absolute, whether known or unknown, whether arising prior to or on or after the date of this Agreement.

SECTION 2.

PURCHASE PRICE FOR ASSETS.

2.1

The purchase price for the Assets shall be (i) a cash payment of $200,000 (the “Cash Payment”), 50% of which has been deposited into the Escrow on July 29, 2013, (ii) one or more cash payments calculated in accordance with Section 2.3 below and (iii) quarterly cash payments totaling up to a maximum of $900,000 calculated in accordance with Section 2.4 below.

2.2

Within two days following execution of the Agreement, the Buyer shall deposit the remaining 50% of the Cash Payment into the Escrow. The Buyer and the Seller shall instruct the escrow agent to release the full amount of the Cash Payment to the Seller from Escrow upon closing of the transaction contemplated herein (“Closing”). Notwithstanding anything to the contrary contained herein, the Initial Deposit shall be refundable if the Closing does not occur for any reason whatsoever.

2.3

During each of the first four calendar quarters beginning January 1, 2014, the Seller shall become entitled to receive from the Buyer a cash payment of $50,000 if, during such period, both of the following conditions applicable to such period are met or a cash payment of $35,000 if, during such period, either of the following conditions applicable to such period are met:

Period	Condition One	Condition Two
Q1	At least 72 of current Seller customers each become or remain Buyer 40-Day Customers.	During the period from Closing to the end of Q1, a total of at least 1.8% of Seller’s former meal delivery customers during the one-year period prior to closing have become Buyer 40-Day Customers.
Q2	At least 72 of current Seller customers each remain Buyer 40-Day Customers.	During Q2 of 2014, a total of at least 3.6% of Seller’s former meal delivery customers during the one-year period prior to closing have become Buyer 40-Day Customers.
Q3	At least 72 of current Seller customers each remain Buyer 40-Day Customers.	During Q3 of 2014, a total of at least 3.6% of Seller’s former meal delivery customers during the one-year period prior to closing have become Buyer 40-Day Customers.
Q4	At least 72 of current Seller customers each remain Buyer 40-Day Customers.	During Q4 of 2014, a total of at least 4.5% of Seller’s former meal delivery customers during the one-year period prior to closing have become Buyer 40-Day Customers.

For the purposes of this Section 2.3, a “former meal delivery customer” shall mean a Seller customer that enrolled in the Seller’s meal delivery program and received at least 40 days of meals during the 12-month period preceding the Closing. A “Buyer 40-Day Customer” shall mean a customer that enrolls in the Buyer’s program after the Closing and receives at least 40 consecutive days of meals, excluding any customer’s requested temporary suspension.

2.4

The Seller shall be entitled to receive from the Buyer (i) in respect of the period from Closing through December 31, 2013, an amount equal to seven percent of Adjusted Gross Revenue for such period (ii) in respect of each of the eight calendar quarters beginning January 1, 2014, an amount equal to the greater of $56,250 or seven percent of Adjusted Gross Revenue for such calendar quarter and (iii) in respect of each of the eight calendar quarters beginning January 1, 2016, an amount equal to the greater of $56,250 or five percent of Adjusted Gross Revenue for such calendar quarter, in all cases from individuals or entities identified in the Selected Assets and recognized by Buyer, as defined under GAAP, and up to an aggregate maximum amount of $900,000. For purposes of clarification, once Buyer shall have paid Seller an aggregate of $900,000 pursuant to this Section 2.4, no further payment under this Section 2.4 shall be due or accrued. As used in this Agreement, “Adjusted Gross Revenue” means gross revenue less refunds, charge backs, bad debt, and sales, value added and other similar taxes (but excluding taxes on net income).  Amounts payable under this Section 2.4 will be calculated on a quarterly basis and paid by Buyer to Seller within fifteen days following the end of the period to which such payment relates.

SECTION 3.

TRANSITION OF BUSINESS

3.1

The Seller shall have the right to terminate this Agreement and rescind the transaction contemplated herein in the event that the Buyer fails to launch a prepared frozen meal plan on or before October 1, 2013. In the event that the Seller terminates this Agreement pursuant to this Section 3.1, the Seller shall return to the Buyer, any payment that has been made to the Seller by the Buyer pursuant to this Agreement. In the event that the funds are not returned within two days of any such termination, the Agreement shall continue in full force and effect.

3.2

In connection with the acquisition of the Assets, the Buyer shall (i) consummate a financing in which the Buyer receives at least $250,000, (ii) carry a minimum of 30 SKUs and (iii) enhance the Buyer’s website to be sufficient to support a national program. The Seller shall have the right to terminate this Agreement and rescind the transaction contemplated herein in the event that the Buyer fails to satisfy its obligations under this Section 3.2 on or before October 1, 2013. In the event that the Seller terminates this Agreement pursuant to this Section 3.2, the Seller shall return to the Buyer, any payment that has been made to the Seller by the Buyer pursuant to this Agreement.

3.3

The Seller, for itself and its affiliates, shall retain a perpetual, nonexclusive, worldwide, royalty free right and license to use the Assets in its business; provided, that it shall not utilize the Assets to promote any fresh, frozen or MAP prepared meal program.

3.4

The Seller hereby grants the Buyer a perpetual, nonexclusive, worldwide, royalty free right and license to use the web content as listed on Exhibit B attached hereto. The Parties shall cooperate with each other to establish a technical infrastructure allowing Seller’s current meal delivery customers to experience a smooth transition to Buyer’s prepared meal service The Seller will ensure that a meal delivery tile on its website redirects to the Buyer’s website until at least December 31, 2018.

3.5

The Buyer and Seller acknowledge that following Closing through December 31, 2013, Buyer will require certain services from the Seller’s employees.  The Seller hereby agrees to use commercially reasonable efforts to make its employees reasonably available to Buyer as requested for the purpose of assisting Buyer with the transition of meal delivery activities to the Seller without any cost to Buyer. The parties both anticipate that the vast majority of such services will be required in the first 45 days following Closing.  The anticipated services which shall be provided include, but are not limited to, weekly mentions of Buyer on all of Seller’s Social Media Outlets until December 31, 2013.  These mentions shall direct subscribers to Buyer’s social media profiles and sites.

3.6

During the six (6) months following the Closing, the Buyer shall have the right to access any of the Seller’s computer, software, network, electronic files or electronic data storage systems therein.  The Buyer shall limit (and as applicable, cause its designees to limit) such access and use the foregoing items solely to retrieve Buyer’s materials and shall not access or attempt to access any computer, software, network, electronic files or electronic data storage system other than those allowed for under this Agreement.  The Seller agrees to reasonably cooperate (and cause its personnel to reasonably cooperate) with Buyer or its designees with respect to such access.

3.7

During the period between the date of this Agreement and Closing, the Seller shall continue to conduct its business only in the ordinary course and will not undertake any extraordinary business activities without the Buyer’s consent.

SECTION 4.

NO SHOP

From and after the date of this Agreement until Closing and except as contemplated by this Agreement, neither the Seller nor any of its affiliates or agents will solicit or encourage inquiries or proposals or participate in any negotiations or discussions concerning, directly or indirectly, (i) disposition of the Assets other than the transactions contemplated by this Agreement, (ii) acquisition of any capital stock or other voting securities, or any substantial portion of the assets of the Seller, or (iii) a merger or consolidation where the Seller is not the surviving entity.  Further, the Seller will instruct its officers, directors, agents and affiliates to refrain from engaging in any of the activities described in the preceding sentence.

SECTION 5.

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants as follows:

5.1

CORPORATE EXISTENCE.

Seller is now and on the date of closing will be a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.  Seller has all requisite corporate power and authority to own and/or operate the Assets, as the case may be.

5.2

AUTHORIZATION.

The execution, delivery and performance of this Agreement have been duly authorized and approved by the necessary corporate action, including, but not limited to, authorization of the board of directors and the sole shareholder of Seller, and this Agreement constitutes a valid and binding agreement of Seller in accordance with its terms.

5.3

TITLE TO ASSETS. Seller holds good and marketable title to the Assets, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of liens, pledges, charges or encumbrances.

5.4

PRIVACY RIGHTS.  Seller acknowledges that the customer list contains certain personal information related to its customers, including but not limited to, names, addresses, phone numbers, email addresses and customer’s past buying habits.  Seller represents that it has the right to transfer the customer list to Buyer and the transfer of such list does not violate any privacy right held by such customers or communicated to such customers by Seller.

5.5

BROKERS AND FINDERS.

Seller has not employed any broker or finder in connection with the transaction contemplated by this Agreement or taken action that would give rise to valid claims against any party for a brokerage commission, finder’s fee or other like payment.

5.6

TRANSFER NOT SUBJECT TO ENCUMBRANCES OR THIRD PARTY APPROVAL. The execution and delivery of this Agreement by Seller, and the consummation of the contemplated transactions, will not result in the creation or imposition of any valid lien, charge or encumbrance on any of the Assets, and will not require the authorization, consent, or approval of any third party, including any governmental division or regulatory agency.

5.7

COMPLEMENTARY ASSETS. Other than the transfer of the Assets to the Buyer, the Seller has not transferred or attempted to transfer any assets related or complementary to the Assets to any Person.

5.8

LITIGATION. There is no judgment, order, injunction, decree or award (whether rendered by a court, administrative agency or by arbitration) to which the Seller is a party that, either individually or in the aggregate, would have a material adverse effect on the transactions contemplated by this Agreement and that there is no judgment, and or, injunction, decree or award which relates to the Assets being transferred.

5.9

BANKRUPTCY.  None of the Seller or any Affiliate of the Seller has had or currently intends to have any petition for a receiving order in bankruptcy filed against it, has made or currently intends to make a voluntary assignment in bankruptcy, has initiated or currently intends to initiate any proceeding with respect to a compromise or arrangement, has initiated or intends to initiate any proceeding to have itself declared bankrupt or wound-up, has initiated or intends to initiate any proceeding to have a receiver appointed to any part of its assets, has had any creditor take or currently anticipates that any creditor will take possession of any of its property, or has had any of the foregoing become enforceable or currently anticipates that any of the foregoing will become enforceable upon any of its property.

SECTION 6.

REPRESENTATIONS OF BUYER

Buyer represents and warrants as follows:

6.1

CORPORATE EXISTENCE.

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.  Buyer has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

6.2

AUTHORIZATION.

The execution, delivery and performance of this Agreement have been duly authorized and approved by any necessary corporate action, and this Agreement constitutes a valid and binding agreement of Buyer in accordance with its terms.

6.3

BROKERS AND FINDERS.

Buyer has not employed any broker or finder in connection with the transactions contemplated by this Agreement and has taken no action that would give rise to a valid claim against any party for a brokerage commission, finder’s fee or other like payment.

SECTION 7.

CLOSING AND TERMINATION

7.1

Unless this agreement is earlier terminated in accordance with Section 7.7, the Closing shall take place on or before September 30, 2013 or on such earlier date when each of the conditions set forth in this Section 7 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time as the Parties may agree (the “Closing Date”). The Closing shall take place at the offices of Sichenzia Ross Friedman and Ference, 61 Broadway, New York, NY 10006 or at such other location as the Parties hereto agree.

7.2

The respective obligations of each Party hereto to consummate the transaction contemplated herein shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(i)       No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated herein shall be in effect, nor shall any action have been taken by any governmental authority seeking any of the foregoing, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the transaction contemplated herein, which makes the consummation of the transaction contemplated herein illegal.

(ii)       The Parties shall have made all necessary filings and received all necessary governmental, regulatory, third party and shareholder approvals and consents in order to consummate the transaction contemplated herein.

7.3

The obligations of the Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Seller and may be waived by the Seller in writing in its sole discretion without notice, liability or obligation to any person):

(i)       The representations and warranties of the Buyer in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). The Buyer shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(ii)

There shall be no material adverse change in the operations, assets, results of operations, or condition, financial or otherwise, of the Buyer.

7.4

The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Buyer and may be waived by the Buyer in writing in its sole discretion without notice, liability or obligation to any person):

(i)       The representations and warranties of the Seller in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). The Seller shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(ii)

The Buyer shall have completed a satisfactory business, financial and legal due diligence of the Seller, which will be completed on or before August 15, 2013.

(iii)       The Buyer shall have received each of the deliveries required to be made by the Seller to the Buyer pursuant to Section 7.5.

7.5

At the Closing, the Seller shall execute and deliver to the Buyer a certificate dated as of the Closing Date, executed on behalf of the Seller by its President, to the effect that (i) the representations and warranties of the Seller provided in Article 5 are true and correct as of the Closing Date, and (ii) there shall not have occurred a material adverse effect with respect to the Seller since the date of the Agreement.

7.6

All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of the close of business on the Closing Date; provided, however, that none of such transactions shall be deemed to have occurred unless and until all of the conditions to closing described in Sections 7.2, 7.3 and 7.4 and each of the deliverables and actions referenced in Section 7.5 shall have been delivered and taken in accordance therewith.

7.7

At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned by authorized action taken by the terminating Party:

(a)       by mutual written consent duly authorized by the Parties;

(b)       by either Party, if the Closing shall not have occurred on or before September 30, 2013 or such other date that the Parties may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.7(b) shall not be available to any Party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

(c)       by either Party, if any permanent injunction or other order of a governmental authority preventing the consummation of the transactions contemplated hereby shall have become final and nonappealable;

(d)       by the Seller, if the Buyer shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within five business days after receipt by the Buyer of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 7.3 to be satisfied; or

(e)       by the Buyer, if the Seller shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within five business days after receipt by the Seller of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 7.4 to be satisfied.

7.8

In the event of termination of this Agreement as provided in Section 7.7, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties, or their respective officers, directors, stockholders or affiliates; provided, however, that (a) this Section 7.8 and Section 8 (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any Party hereto from liability in connection with any breach of such Party’s representations, warranties or covenants contained herein.

SECTION 8.

MISCELLANEOUS

8.1

Except as otherwise provided herein, no Party shall assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, and any such attempted assignment without such prior written consent shall be void and of no force and effect. With written notice to the other Party, a Party may assign or transfer this Agreement to an entity controlling, controlled by or under common control with such Party, (ii) as part of a sale of substantially all of such Party’s assets or (iii) in connection with a merger of such Party with or into another entity; provided, that in each such case the assigning or transferring Party shall remain fully and primarily liable hereunder. The provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors, and assigns of the Parties.

8.2

This Agreement shall be governed by and shall be construed in accordance with the laws of the State of New York. EACH PARTY HERETO AGREES TO SUBMIT TO THE PERSONAL JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN NEW YORK FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE INTERPRETATION, CONSTRUCTION AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVES THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM. AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT, EACH PARTY SPECIFICALLY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY ISSUES SO TRIABLE.  The substantially prevailing party in any litigation arising hereunder shall be entitled to an award of a reasonable sum as attorneys fees and costs incurred in connection with such litigation.

8.3

Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, addressed to the parties as follows:

To the Buyer:

Chefs Diet National Co., LLC

108 West 39 Street

Suite 902

New York, NY 10018

Telephone: 718-444-0246

Facsimile: 718-444-0463

Attn: Kevin Glodek, CEO

With a copy to:

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Telephone: (212) 930-9700

Facsimile: (212) 930-9725

Attn: Arthur Marcus, Esq.

To the Seller:

eDiets.com, Inc.

14044 Icot Blvd.

Clearwater, FL 33760

Telephone: (727) 288-2739

Facsimile: (727) 213-9024

Attn: Adrian Swaim, Controller

8.4

This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and it supersedes all prior contemporaneous agreements, representations, and understandings of the parties.  No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties.

8.5

This Agreement may be executed and delivered in two or more counterparts, each of which, when so executed and delivered, shall be an original, and such counterparts together shall constitute but one and the same instrument and agreement, and the Agreement shall not be binding on any party until all parties have executed it.  This Agreement may be signed by a facsimile or electronic signature, which shall have the same force and effect as an original signature.

8.6

All federal, state and local sales, transfer, gains, excise, value-added or other similar taxes, including, without limitation, all state and local taxes in connection with the transfer of the Assets (collectively, “Transaction Taxes”) that may be imposed by reason of the sale, transfer, assignment and delivery of the Assets shall be paid one half by Purchaser and one half by Seller.  Buyer and Seller agree to cooperate to determine the amount of Transaction Taxes payable in connection with the transactions contemplated under this Agreement.  Purchaser and Seller agree to cooperate in the preparation and filing of any and all required returns for or with respect to such Transaction Taxes with any and all appropriate taxing authorities.

8.7

In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

8.8

The Exhibits attached to, delivered with and identified to this Agreement are a part of this Agreement the same as if fully set forth herein.

8.9

At the request of Buyer, at any time after the Closing Date, Seller shall execute and deliver such documents and take such commercially reasonable actions as Buyer may reasonably request to effectuate the purposes of this Agreement. Without limiting the generality of the foregoing, if the Buyer is required by its independent auditor or by any governmental agency to provide audited financial statements for periods prior to Closing relating to the Seller’s business or any segment incorporating the Assets, the Seller shall prepare and deliver such financial statements at its own expense within a commercially reasonable period of time.

8.10

The Seller shall defend, indemnify and hold the Buyer, and its officers, directors, employees, agents, contractors, managers, partners, members and other similar agents, harmless from any and all claims, losses, liabilities or other damages (collectively, “Damages”) arising from or related to any action, lawsuit, judgment, claim, investigation or legal or administrative proceeding brought by or against the Seller and involving the Assets or the transactions contemplated by this Agreement; provided, that the Seller’s aggregate liability for Damages under this Section 8.10 will not exceed the sum of all payments received by the Seller under this Agreement (the “Damages Limitations”).  The Damages Limitation shall not be applicable to any suit brought against the Buyer related to Seller’s violation of the privacy rights of its customers.  In the event of such a suit, Seller’s indemnification shall not be subject to the Damages Limitation.

8.11 If any Action is commenced or threatened that may give rise to a claim for indemnification (an “Indemnification Claim”) by any person entitled to indemnification under this Agreement (each, an “Indemnified Person”) against the Seller, then such Indemnified Person will promptly give written notice to the Seller of such Indemnification Claim including a description thereof in reasonable detail sufficient for the Seller to assess whether such claim is a valid Indemnification Claim (an “Indemnification Notice”).  Failure to notify the Seller will not relieve the Seller of any liability that it may have to the Indemnified Person, except to the extent the defense of such Action is materially and irrevocably prejudiced by the Indemnified Person’s failure to give such notice.  In the event of an Indemnification Claim that arises out of the claim of any third party, the Seller may elect at any time to assume and thereafter conduct the defense of the Indemnification Claim, at the Seller’s expense, with counsel of the Seller’s choice satisfactory to the Indemnified Person.  Until the Seller assumes the defense of such Indemnification Claim, the Indemnified Person may defend against the Indemnification Claim in any manner the Indemnified Person reasonably may deem appropriate and the reasonable costs of such defense shall be borne by the Seller and shall be deemed Damages hereunder.  In the event the Seller assumed the defense of any Indemnification Claim, the Seller will not approve of the entry of any judgment or enter into any settlement with respect to the Indemnification Claim without the Indemnified Person’s prior written consent.

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Witness the signatures of the parties this 23rd day of August 2013.

CHEFS DIET NATIONAL CO., LLC

By:	/s/ Kevin Glodek
Name:	Kevin Glodek
Title:	Chief Executive Officer

eDIETS.COM, INC.

By:	/s/ Ronald C. Pruett, Jr.
Name:	Ronald C. Pruett, Jr.
Title:	Chief Executive Officer

THE UNDERSIGNED HEREBY UNCONDITIONALLY GUARANTEES PERFORMANCE OF THE OBLIGATIONS SET FORTH IN SECTIONS 2.3 AND 2.4, ABOVE, JOINTLY AND SEVERALLY WITH THE BUYER.

CHEF’S DIET CORP.

By:	/s/ David Mayer
Name:	David Mayer
Title:	Chief Executive Officer

EXHIBIT A

ASSETS

Data Sets:

•

Relational Database Map

•

To the Extent Available to Seller, Data Sets with Information Pertaining to:

o

Contact

o

Lead Source

o

Purchase History

o

Meal Preferences

o

Profile Details

o

Demographics

o

Customer Service Interaction Logs for all Meal Delivery Services Clients

o

Sales Interaction Logs for all Meal Delivery Services Clients

o

Diet Profiler which includes the general profile of the customer and other demographics

o

List of questions that have been utilized in the past and answers from existing clients

EXHIBIT B

LICENSED CONTENT

Marketing Intel:

•

Sample Meal Delivery Client Login with History

•

Sample Non-Meal Delivery Client with History

•

E-mail Creative Pieces that had the highest open rates (top 10)

•

Landing Page Links with the highest conversion (Top 10)

•

Unsubscribes

•

Google Analytics Login

•

Contact information for clients who have previously provided testimonials

•

Direct Mail Pieces related to meal delivery used in past

•

Any other marketing materials including e-mail blasts and infomercials

•

TV Advertisement (for informational purposes only not to be reused by Buyer)